Exhibit 99.1

Contact:

Noam Saxonhouse, Investor Relations

703.526.5093

David Douglass, Corporate Communications

703.526.5252

FOR IMMEDIATE RELEASE

THE MILLS CORPORATION COMPLETES ACQUISITION OF 50% INTEREST OF GENERAL MOTORS ASSET MANAGEMENT REGIONAL MALL PORTFOLIO

Arlington, Va., (October 15, 2004) — The Mills Corporation (NYSE: MLS) today completed the purchase of an approximately 50% Managing Member LLC interest in nine regional mall properties from General Motors Asset Management (GMAM) for $1.033 billion before transaction costs.

The portfolio consists of Stoneridge Mall, Pleasanton, CA; Columbus City Center, Columbus, OH; Lakeforest Mall, Gaithersburg, MD; The Mall at Tuttle Crossing, Columbus, OH; Marley Station, Glen Burnie, MD; Hilltop Mall, W. Contra Costa County, CA; Briarwood Mall, Ann Arbor, MI; Meadowood Mall, Reno, NV; and The Falls, Miami, FL.  The nine-mall portfolio adds approximately 9.6 million square feet of gross leasable area including non-owned department stores.  Reported tenant sales in 2003 were approximately $2.1 billion.

The purchase price is being funded through the assumption of $170 million of existing property debt, approximately $410 million from new mortgages on Briarwood, Meadowood, Stoneridge and The Falls, and a portion of the proceeds of a $200 million term loan from JPMorgan. Additional liquidity was provided by the Company’s recent $316 million convertible preferred offering and proceeds received from joint ventures at Meadowlands Xanadu and Ontario.

About General Motors Asset Management

General Motors Asset Management Corporation (GMAM), a wholly-owned subsidiary of General Motors Corporation (GM), is the holding company for certain investment advisors and fiduciaries affiliated with GM (“affiliates”).  GMAM, including its predecessors, has roots spanning more than 50 years in investment management and, through its affiliates, currently manages over $148 billion in total assets for affiliated and unaffiliated clients.  GMAM offers various levels of service including comprehensive management of benefit plan investments across a wide spectrum of both traditional and non-traditional asset classes.  GMAM manages real estate portfolios with a current total equity value in excess of $8.3 billion.  GMAM was advised by AEW Capital Management, L.P. in this transaction.

About The Mills Corporation

The Mills Corporation is a self-managed real estate investment trust (REIT) based in Arlington, Va. that owns, develops, leases, manages and markets a portfolio of 37 retail and entertainment destinations totaling approximately 45 million square feet.  Currently, the Company has seven projects under construction or development around the world.  The company’s Internet address is www.themills.com.

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Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws.  Although The Mills Corporation believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.  The Mills Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.